FIRST CHESTER COUNTY CORPORATION

FOR IMMEDIATE RELEASE:

November 17, 2008

For more information contact:

John A. Featherman, III

Chariman and CEO of First Chester County Corporation

484-881-4100-direct

John.Featherman@1nbank.com

First Chester County Corporation Applies for

Participation in Capital Purchase Program

WEST CHESTER_First Chester County Corporation (OTC: FCEC) (the " Corporation"), parent of First National Bank of Chester County, announced today that it has made an application to participate in the voluntary Capital Purchase Program (the "CPP") instituted by the United States Treasury Department (the "Treasury"). The purpose of the CPP is to encourage and provide support for U.S. financial institutions and other organizations to increase the flow of capital and financing to U.S. businesses and consumers in an effort to stimulate the U.S. economy. Under the CPP, qualified U.S. financial institutions, whose applications to participate are approved, would sell preferred stock and grant warrants to issue common stock to the Treasury.

Under the CPP, the Treasury plans to purchase up to $250 billion of preferred stock from qualifying U.S. financial institutions and has already purchased preferred stock from nine major banks in the aggregate amount of $125 billion. According to Treasury guidelines, the Corporation is permitted to apply for, and has applied for, $25 million of CPP capital. The Treasury, in consultation with bank regulators, must approve the application of any financial institution and may approve a lesser amount than requested.

John A. Featherman, III, Chairman of the Board of the Corporation, said, "The Treasury's Capital Purchase Program offers healthy banks an opportunity to obtain additional capital and to participate in the reinvigoration of our economy. We believe participating in the Program will allow us to enhance shareholder value by providing funds to facilitate further asset growth."

In order to participate in the CPP, a U.S. financial institution must have authorization to issue preferred stock. Accordingly, the Corporation filed a preliminary proxy statement with the Securities and Exchange Commission (the "SEC") for the purpose of soliciting proxies in connection with a Special Meeting of Shareholders to be held on December 29, 2008. The Special Meeting was called to approve the amendment of the Corporation's Articles of Incorporation to authorize the issuance of preferred stock. If the proposal is approved, such preferred stock would be issued solely in connection with participation in the CPP.

All shareholders of record at the close of business on November 18, 2008 will receive a proxy statement and proxy card in connection with the Special Meeting of Shareholders. Shareholders are urged to read the proxy statement when it is available because it will contain important information about the CPP, including information about the beneficial ownership of common stock of the Corporation's directors and executive officers. Investors will be able to obtain a free copy of the definitive proxy statement on the SEC website (http://www.sec.gov) when it becomes available.

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First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County. First National has over 20 branch offices that provide quality financial services to individuals, businesses, government entities, non profit organizations and community service groups throughout the Chester, Montgomery and Delaware counties. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. For more information, visit www.1nbank.com or call 1-877-FNB-0100.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,188,205 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit the Bank's interactive website at www.1nbank.com.